UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 25, 2011

AEHR TEST SYSTEMS
(Exact name of registrant as specified in its charter)

California	000-22893	94-2424084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 KATO TERRACE FREMONT, CA 94539
(Address of principal executive offices, including zip code)

510-623-9400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On August 25, 2011, Aehr Test Systems (the "Company") entered into a Loan and Security Agreement  (the "Domestic Loan Agreement") with Silicon Valley Bank (the "Lender"), an Export-Import Bank Loan and Security Agreement (the “Exim Agreement”) with Lender and an Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement (the “Borrower Agreement” and together with the Domestic Loan Agreement and the Exim Agreement, the “Loan Agreements”) in favor of The Export Import Bank of the United States and Lender. Pursuant to the Loan Agreements, the Company may borrow up to $1.5 million, under a revolving line of credit, subject to certain borrowing base formulas based on eligible domestic accounts receivable, eligible foreign accounts receivable and eligible export-related inventory.   In the event that the Company’s revenue is equal to or greater than 70% of the Company’s projected revenue set forth in its business plan, which is referred to as being “Borrowing Base Eligible”, the borrowing base formula is based on eligible domestic accounts receivable, eligible foreign accounts receivable and eligible export-related inventory, subject to a sublimit of $1.5 million for domestic accounts receivable, $1.5 million for foreign accounts receivable and $900,000 for eligible inventory.  When the Company is not Borrowing Base Eligible, borrowings are limited based on eligible accounts receivable that the Lender has specifically agreed to finance.

Advances against the domestic line are calculated at 80% of receivables, advances against the international line are calculated at 90% against receivables and advances against export-related inventory are calculated at 50% against export-related inventory, in each case, subject to certain exceptions.

Each account receivable financed by Lender will bear an annual interest rate or finance charge equal to the greater of Lender's prime rate less 0.5%, or 3.50%, when the Company is Borrowing Base Eligible. If the Company is not Borrowing Base Eligible, each account receivable financed by Lender will bear an annual interest rate or finance charge equal to the greater of Lender's prime rate plus 0.75%, or 4.75%.  Each advance based upon export-related inventory will bear an annual interest rate or finance charge equal to the greater of Lender’s prime rate less 0.50%, or 3.50%. The applicable interest is calculated based on the full amount of the account receivable and export-related inventory provided as collateral for the actual amounts borrowed.

Finance charges and interest are payable monthly, and all principal and interest is due on the maturity date of August 24, 2012, subject to certain exceptions where the Company is required to repay such amounts at an earlier date.  However, when the Company is not Borrowing Base Eligible, it must repay advances based on receivables when it receives payment on the receivable that has been financed, together with all finance charges on such advances.

In the event that the Company’s unrestricted cash maintained with Lender less any obligations owed to Lender falls below a certain measurement, the Company shall pay a daily collateral handling fee equal to 0.20% per month based on the face amount of each financed receivable outstanding.   The Company is also obligated to pay other customary closing fees, financing fees, and bank fees for a credit facility of this size and type.

The Loan Agreements contain customary representations, warranties and covenants, including, among other things, covenants limiting the Company's ability to dispose of assets, make acquisitions, be acquired, incur indebtedness, grant liens or enter into negative pledge agreements,  make distributions to its stockholders, make investments, enter into certain transactions with affiliates, in each case, subject to customary exceptions for a credit facility of this size and type.

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The Loan Agreements contain customary events of default for a credit facility of this size and type that entitle the Lender to accelerate the Company's obligations under the Loan Agreements and require repayment of the Company's outstanding indebtedness thereunder, increase the applicable finance charge or interest rate by an additional 5.00% per annum above the applicable rate, and increase the collateral handling fees by 0.50% above the applicable rate. These events of default include, among others, the Company's breach of its payment obligations or covenants, events constituting a material adverse change,  bankruptcy and insolvency defaults including the commencement of dissolution or insolvency proceedings, cross-defaults to other agreements, material judgment defaults and inaccuracy of representations and warranty defaults.

To secure the obligations under the Loan Agreements, the Company granted to the Lender a first priority security interest in substantially all assets of the Company, excluding its intellectual property, subject to a negative pledge against encumbering such intellectual property.

The foregoing description of the Loan Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreements, copies of which are attached hereto as Exhibit 10.20, Exhibit 10.21 and Exhibit 10.22 and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above, “Entry into a Material Definitive Agreement,” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
10.20	Loan and Security Agreement dated August 25, 2011 by and between Aehr Test Systems and Silicon Valley Bank.
10.21	Export-Import Bank Loan and Security Agreement dated August 25, 2011 by and between Aehr Test Systems and Silicon Valley Bank.
10.22
Export-Import Bank of the United States Working Capital Guarantee Program Borrower Agreement dated August 25, 2011 made by Aehr Test Systems in favor of the Export Import Bank of the United States and Silicon Valley Bank.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEHR TEST SYSTEMS

By:	/s/ GARY L. LARSON
Gary L. Larson Vice President of Finance and Chief Financial Officer
Date:  August 30, 2011

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